Exhibit 99

Bina Thompson 212-310-3072
Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE

Colgate Elects Ian M. Cook As Board Chairman
Reuben Mark To Retire As Planned

New York, New York, December 11, 2008… Colgate-Palmolive Company (NYSE:CL) today announced that, consistent with previously announced succession plans, Mr. Reuben Mark will retire as Chairman of the Board and a director of Colgate-Palmolive Company effective December 31, 2008, and that the Board of Directors has unanimously elected Mr. Ian M. Cook, currently Chief Executive Officer and President and a member of the Board of Directors, to the additional role of Chairman of the Board, effective January 1, 2009.

Mr. Cook, speaking on behalf of the Board of Directors said, “We are extremely grateful for Reuben’s outstanding leadership of Colgate’s Board as its Chairman for more than 22 years. He was deeply committed to a strong tradition of Board strategic oversight and corporate governance excellence, which we look forward to continuing.”

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.